Exhibit 99.1

News Release

Victory Capital Appoints Vice Admiral Mary M. Jackson to Board of Directors

San Antonio, Texas, January 27, 2023 — Victory Capital Holdings, Inc. (NASDAQ: VCTR) (“Victory Capital” or the “Company”) today reported that its Board of Directors has appointed Vice Admiral (Retired) Mary M. Jackson as a Class II Director.

Commenting on the appointment, David Brown, Chairman and CEO said: “Mary brings a wealth of experience to our Board from her more than three decades of service in the U.S. Navy where she led operations on a global scale, including the development of strategic plans, policy, resourcing, compliance, and oversight. Following her Navy career, she continues to support others through leadership training and Board service on behalf of both public and private organizations. We look forward to her contributions as a member of our corporate Board.”

Admiral Jackson’s experience includes business continuity, sustainability, efficiency, resiliency, and compliance through data-driven audit analytics, digital transformation, risk-based assessments, and innovation while ensuring integration of environmental, social, and governance (ESG) assurance metrics. She has extensive executive experience leading diverse, inclusive teams to consistently drive results, implement change, and exceed organizational goals and objectives. Admiral Jackson has demonstrated dynamic leadership for large-scale operations, contingency planning, risk mitigation, strategic transformation, and diversity to boardroom governance and oversight as well as executive-level advisory and consulting services throughout her career.

Commenting on the appointment, Admiral Jackson added: “I am thrilled to be joining the Victory Capital Board and look forward to working with the impressive Board and management team to help advance their strategies for growth and shareholder value.”

As an early pioneer of women serving in Navy ships, Admiral Jackson commanded the guided missile destroyer USS McFAUL (DDG 74) and Naval Station Norfolk. She earned her bachelor’s degree in Physics (Oceanography emphasis) from the United States Naval Academy and a master’s degree of Engineering Management from George Washington University.

About Victory Capital

Victory Capital is a diversified global asset management firm with $153.0 billion in assets under management as of December 31, 2022. It was ranked No. 55 on the Fortune 100 Fastest-Growing Companies list for 2022 and is one of only 24 companies to make the list for the second consecutive year. The Company operates a next-generation business model combining boutique investment qualities with the benefits of a fully integrated, centralized operating and distribution platform.

Victory Capital provides specialized investment strategies to institutions, intermediaries, retirement platforms and individual investors. With 12 autonomous Investment Franchises and a Solutions Platform, Victory Capital offers a wide array of investment products, including mutual funds, ETFs, separately managed accounts, alternative investments, third-party ETF model strategies, collective investment trusts, private funds, and a 529 Education Savings Plan.

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Contacts

Investors:

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Chief of Staff

Director, Investor Relations

216-898-2412

mdennis@vcm.com

Media:

Jessica Davila

Director of Global Communications

210-694-9693

Jessica_davila@vcm.com

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